Exhibit 99.1

Contact:	Pressley A. Ridgell President and CEO NewBridge Bank 336-369-0900	B. Grant Yarber President and CEO Capital Bank 919-645-3494

Date:  May 22, 2008

NewBridge Bank and Capital Bank Announce Agreement to Purchase Capital Bank Branch in Greensboro

Greensboro, NC — NewBridge Bank and Capital Bank announced today that they have agreed for NewBridge Bank to purchase Capital Bank’s Battleground Avenue branch. With the acquisition, NewBridge Bank will have six full-service offices located in Guilford County and 38 branches throughout North Carolina and Virginia.

“This is an exciting time of growth for NewBridge Bank, and we are eager to close this transaction and begin a great banking relationship with current and potential customers in the Irving Park area,” said Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bank. “We anticipate that the existing customers will have a smooth transition into our family of products and services, and we will work very hard to earn and retain their business.”

The purchase, which includes the building and certain loans recorded on the books of the branch, is subject to customary closing conditions, including regulatory approvals, and is expected to be completed in the third quarter of 2008. The purchase price was not disclosed.

The purchase is part of NewBridge Bank’s strategic plan to increase the number of banking offices in high-growth areas and to target lines of business with growth potential.

About NewBridge Bank

NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion. The Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC and headquarters in Greensboro. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.” The Bank’s website is located at www.newbridgebank.com.

About Capital Bank

Capital Bank Corporation, headquartered in Raleigh, NC, with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 27 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. Capital Bank’s website is located at www.capitalbank-nc.com.